Exhibit 21.1
Subsidiaries of First Physicians Capital Group, Inc.

Name	Jurisdiction of Incorporation

Del Mar Acquisition, Inc.	Nevada
Del Mar GenPar, Inc.	Nevada
First Physicians Business Solutions, LLC	Oklahoma
First Physicians Community Healthcare Services, Inc.	Nevada
First Physicians Realty Group, LLC	Delaware
First Physicians Resources, LLC	Nevada
FPS-1, LLC	Nevada
Outpatient Surgery of Del Mar, LLC	California
Outpatient Surgery of Point Loma, LLC	California
Point Loma Acquisition, Inc.	Nevada
Point Loma GenPar, Inc.	Nevada
RHA Anadarko, LLC	Oklahoma
RHA Stroud, LLC	Oklahoma
RHA Tishomingo, LLC	Oklahoma
Rural Hospital Acquisition, L.L.C. (operating under the trade name of Southern Plains Medical Group)	Oklahoma
Southern Plains Medical Center, Inc.	Oklahoma
Surgical Center Management, Inc.	Nevada
The Chandler Clinic, LLC	Oklahoma
Tri-Isthmus Group (USA), Inc.	Delaware
Virtual Source, Inc.	Nevada
Vsource (USA) Inc.	Delaware
Vsource (California) Inc.	California
Vsource (CI) Ltd	Cayman Islands
Vsource (Asia) Ltd	Hong Kong
Vsource (BVI) Ltd	British Virgin Islands
Vsource (Singapore) Pte Ltd	Singapore
Vsource (Nevada) Inc.	Nevada